Exhibit 99.1

August 20, 2020

Nortech Systems Announces CFO Resignation & New CFO Search

MINNEAPOLIS, MINNESOTA, USA – Nortech Systems Incorporated (Nasdaq: NSYS), a leading provider of engineering and manufacturing solutions for complex electromedical and electromechanical products serving the medical, aerospace & defense and industrial markets, has announced today that Connie Beck has tendered her resignation as Chief Financial Officer of the company effective August 28, 2020. Ms. Beck is leaving Nortech to pursue an executive position at a private, Minnesota based company. Nortech will immediately commence a search for its next CFO. In the interim, the company’s Corporate Controller, Alan Nordstrom, will serve also as the acting CFO.

Ms. Beck stated “I am proud of the work we have done in the past few years to improve Nortech’s balance sheet and how we have navigated through the current economic and pandemic challenges. I am confident that Nortech is well-positioned for the future.”

Jay D. Miller, Chief Executive Officer and President commented, "On behalf of Nortech, I want to thank Connie for her valued leadership and contributions on strengthening Nortech’s financial foundation as well as the accounting and finance department. We wish Connie continued success and are grateful for her commitment to enable a smooth transition. Connie will always be an important and respected member of the Nortech family and we wish her the best of luck with her new company.”

Nortech, in partnership with our medical, industrial and defense customers, uses intelligence, innovation, speed and global expertise to provide manufacturing and engineering solutions. This enables our customers to be leaders in digital connectivity and data management to achieve their business goals. Nortech strives to be a premier workplace that fosters valued relationships internally and in our communities.

About Nortech Systems Incorporated Nortech Systems is a leading provider of design and manufacturing solutions for complex electromedical devices, electromechanical systems, assemblies, and components. Nortech Systems primarily serves the medical, aerospace & defense, and industrial markets. Its design services span concept development to commercial design, and include medical device, software, electrical, mechanical, and biomedical engineering. Its manufacturing and supply chain capabilities are vertically integrated around wire/cable/interconnect assemblies, printed circuit board assemblies, as well as system-level assembly, integration, and final test. Headquartered in Maple Grove, Minn., Nortech currently has seven manufacturing locations and design centers across the U.S., Latin America, and Asia. Nortech Systems is traded on the NASDAQ Stock Market under the symbol NSYS. Nortech’s website is www.nortechsys.com.

Forward-Looking Statements This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. While this release is based on management’s best judgment and current expectations, actual results may differ and involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation: volatility in market conditions which may affect market supply of and demand for the company’s products; increased competition; changes in the reliability and efficiency of operating facilities or those of third parties; risks related to availability of labor; commodity and energy cost instability; general economic, financial and business conditions that could affect the company’s financial condition and results of operations; as well as risk factors listed from time to time in the company’s filings with the SEC.